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                                                                      Exhibit 15

                                                    September 3, 2002


Merrill Lynch & Co., Inc.
4 World Financial Center
New York, NY 10080

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated financial statements of Merrill Lynch & Co., Inc. and subsidiaries ("Merrill Lynch") for the three-month periods ended March 29, 2002 and March 30, 2001, and the three- and six-month periods ended June 28, 2002 and June 29, 2001, as indicated in our reports dated May 10, 2002 and August 9, 2002, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that such reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 29, 2002 and June 28, 2002, are incorporated by reference in this Registration Statement.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.





/s/ Deloitte & Touche LLP